Exhibit 5.1

July 17, 2015

Xcel Brands, Inc.

475 10th Avenue, 4th Floor

New York, NY 10018

Ladies and Gentlemen:

We have acted as counsel to Xcel Brands, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of up to 1,500,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and up to an additional 225,000 shares of Common Stock pursuant to Wunderlich Securities, Inc.’s over-allotment option (collectively, the “Shares”) pursuant to the Registration Statement on Form S-1 (Registration No. 333-202028), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold by the Company pursuant to an Underwriting Agreement to be entered into by and between the Company and Wunderlich Securities, Inc., as underwriter, the form of which is filed as Exhibit 1.1 to the Registration Statement.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, (iii) the Second Restated and Amended Bylaws of the Company, (iv) certain resolutions of the board of directors (the “Board”) of the Company and the pricing committee of the Board, and (v) such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed.

We have not performed any independent investigation other than the document examination described above. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined, and the genuineness of all signatures.

This opinion is limited to the laws of the State of Delaware. No opinion is expressed as to the laws of any other jurisdiction.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued and delivered against payment therefor in the manner contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

Xcel Brands, Inc.

July 17, 2015

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws or court decisions which may occur after the date of effectiveness of the Registration Statement.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty nor may one be inferred or implied.

We hereby consent to the filing of this opinion with the Commission and the use of our name in the section entitled “Legal Matters” in the prospectus which forms a part of the Registration Statement. By giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP